EXHIBIT TO ITEM 77-K

PACIFIC FUNDS

Changes in Accountants

  (i) As of the completion of the Registrant's audit for the fiscal year ended March 31, 2003, Registrant determined to no longer engage Ernst & Young LLP, the independent accountants who had previously been engaged as the principal accountant to audit the Registrant's financial statements.

      Ernst & Young LLP's report on the financial statements of Registrant for either of the two fiscal years ended March 31, 2003 and March 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principals.

      The decision to change accountants was approved by the audit committee of the Board of Trustees and ratified by the full Board of Trustees.

      During the Registrant's two most recent fiscal years there were no disagreements with Ernst & Young LLP, on any matter of accounting principals or practices, financial statement disclosure of auditing scope of procedure, which disagreements, if not resolved to the satisfaction of the firm, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

      Within Registrant's two most recent fiscal years there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

2. Registrant, by action of its Board of Trustees taken on June 6, 2003, engaged Deloitte & Touche LLP as the principal accountant to audit the Registrant's financial statements for the fiscal year ending March 31, 2004. Prior to the engagement of Deloitte and Touche LLP and during the Registrant's two fiscal years ended March 31, 2003 and March 31, 2002, neither Registrant nor anyone on its behalf consulted Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Registrant's financial statements or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).